Exhibit 4(d)

PROTECTIVE   LIFE   INSURANCE   COMPANY         [ P.  O.  BOX   1928         BIRMINGHAM,   ALABAMA   35282-8238 ]

DEATH BENEFIT RIDER SCHEDULE

Rider Effective Date:	The Contract’s Issue Date

Annual Cost:	[0.20%] of the Death Benefit Value on each Strategy Start Date. (The Annual Cost percentage is established on the Contract’s Issue Date and will not change.)

RETURN OF PURCHASE PAYMENT

DEATH BENEFIT RIDER

We are amending the Contract to which this rider is attached.  While this rider is in effect, its terms and conditions supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this rider remain in full force and effect.

1.              The provision entitled “Base (Strategy Base)” in the “STRATEGY BASE AND STRATEGY VALUE” section of your Contract is deleted and replaced by the provision below:

Base (Strategy Base) — The dollar amount applied to establish a Strategy on its Start Date, minus fees deducted for this rider (and any other optional benefit you have elected) less a reduction for each withdrawal request, if any.  The reduction to the Base for a withdrawal is the dollar amount that reduces the Base in the same proportion that the total amount deducted from that Strategy to satisfy the withdrawal request reduced the Strategy Value.

Fees deducted reduce the Base dollar-for-dollar.

2.              The provision entitled “Death Benefit” in the “DEATH BENEFIT” section of your Contract is deleted and replaced by the provision below:

Death Benefit — We calculate the death benefit as of the Business Day we receive proof of death.  The death benefit is equal to the greatest of the following amounts, less any applicable premium tax and the pro rata share of the quarterly fee accrued since the last Fee Deduction Date.

a)             the Contract Value; or

b)             the Contract’s surrender value; or

c)              aggregate Purchase Payment less an adjustment for each withdrawal.

For the purpose of calculating the death benefit, the adjustment for each withdrawal is the amount that reduces the death benefit in the same proportion that the Contract Base Reduction (the sum of the Strategy Base Reductions) reduced the Contract Base (the sum of the Strategy Bases).

Only one death benefit is payable under this Contract even though the Contract may, in some circumstances, continue beyond an Owner’s death.

SG-RILA-P-6056

3.              We are adding the new Contract section, below, to describe the fee for this rider and explain how we collect it:

DEATH BENEFIT RIDER FEE

Benefit Cost — The Annual Cost for this rider is shown in the Death Benefit Rider Schedule as a percentage of the Death Benefit Value.  The cost is established on the Contract’s Issue Date and will not change.

Calculating the Fee — On each Strategy Start Date, we calculate the portion of the fee attributable to each Strategy by multiplying the Strategy’s contribution to the death benefit on that date by the Annual Cost (multiplied by the Strategy Term in years, if other than 1 year).  We divide the result of that calculation by 4 to determine the dollar amount we will collect from that Strategy’s Base on each Fee Deduction Date.

The fee is determined on the Strategy Start Date and will not be recalculated during the Strategy Term.

Deducting the Fee — We deduct the fee calculated as described in the previous provision — in arrears — from the Strategy Base on four, quarterly Fee Deduction Dates during each Term.  A Fee Deduction Date is the Business Day that occurs on, or immediately following the date on which each quarter of the Term elapses.

The fee is deducted from the Strategy Base prior to processing any withdrawal (or surrender) requested that Business Day.  If you surrender the Contract on any day other than a Fee Deduction Date, we will deduct the pro rata share of the quarterly fee on the Business Day we execute your surrender request.

We do not apply the MVA or assess a withdrawal charge on fees deducted from the Strategy Base.

DEATH BENEFIT RIDER TERMINATION

This rider and deduction of the fee will automatically terminate upon the occurrence of any of the following events:

1)             settlement of a claim for the death benefit; or

2)             application of the Contract Value to an Annuity Option; or

3)             the Contract Value is reduced to $0 by a withdrawal or surrender, or if the Contract is otherwise terminated.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE INSURANCE COMPANY